Exhibit 10.12
AMENDED AND RESTATED INDEMNIFICATION AGREEMENT
     THIS AMENDED AND RESTATED INDEMNIFICATION AGREEMENT made and entered into as of this 24th day of October 2008 (the “Agreement”), by and between FEDERAL HOME LOAN BANK OF DALLAS, a federally chartered corporation (“Bank”), and Terry Smith (the “Officer”),
RECITALS:
     WHEREAS, the Board of Directors of the Bank (the “Board”) believes that it is reasonable, prudent, and necessary for the Bank contractually to obligate itself to indemnify the Officer to the fullest extent permitted by applicable law in order to induce the Officer to serve or continue to serve the Bank, including the Officer’s service as an officer, director, trustee, or other official of organizations with which the Bank may have a contractual or other relationship, free from undue concern that he will not be so indemnified; and
     WHEREAS, Article VIII of the Bank’s Bylaws provides that the Bank will indemnify officers and directors of the Bank in connection with their service as officers, directors, trustees of organizations on which they serve as officers, directors, or trustees on behalf of or for the benefit of the Bank; and
     WHEREAS, the Bank and the Officer previously entered into that certain Indemnification Agreement dated as of July 28, 2008 (the “Prior Agreement”); and
     WHEREAS, the Bank and Officer now desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety; and
     WHEREAS, the Officer is willing to serve, continue to serve, and take on additional service for, or on behalf of, the Bank on the condition that he be so indemnified as more fully set forth herein;
     NOW, THEREFORE, in consideration of the promises and the covenants in this Agreement, and intending to be legally bound, the Bank and the Officer do hereby covenant and agree as follows:
     SECTION 1. Definitions. For purposes of this Agreement:
          (a) “Agent” shall mean any person who (i) is or was a director, officer, employee or agent of the Bank; or (ii) is or was serving at the request of, for the convenience of, or to represent the interest of the Bank (including, without limitation, the Financial Institutions Retirement Fund, the Financing Corporation, the Resolution Funding Corporation, the Office of Finance, Pentegra Defined Benefit Plan for Financial Institutions (“Pentegra”), the Council of Federal Home Loan Banks and any Federal Home Loan Bank System committee, including but

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not limited to the Bank Presidents’ Conference, and their successors) as a director, officer, partner, employee, member, manager, trustee or agent of another corporation, partnership, limited liability company, joint venture, trust, agency, instrumentality or other enterprise (including service with respect to an employee benefit plan).
          (b) “Business Day” shall mean any day that the Bank is open for business.
          (c) “Disinterested Director” shall mean a director of the Bank who is not and was not a party to the Proceeding in respect of which indemnification or advancement of Expenses is being sought by the Officer or any similar Proceeding then pending.
          (d) “Expenses” shall be broadly construed and shall include all direct and indirect costs (including, without limitation, attorneys’ fees and retainers, court costs, transcription costs, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, and freight or other transportation fees and expenses) actually and reasonably incurred, in connection with the investigation of, defense of, settlement of, appeal of, or being or preparing to be a witness in (including being deposed or preparing to be deposed) a Proceeding or the establishment or enforcement of a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, or amounts paid in settlement to the extent any amounts paid in respect of any thereof are prohibited to be indemnified against by applicable law.
          (e) “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past three years has been retained to represent (i) the Bank or the Officer in any matter material to either party or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Bank or the Officer in an action to determine the Officer’s right to indemnification under this Agreement.
          (f) “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments, assessments, fines, taxes and penalties (including those payable pursuant to the Employee Retirement Income Security Act), and amounts paid in settlement (including, but not limited to, all interest, assessments, fines, or other charges paid or payable in connection with any of the foregoing).
          (g) “Proceeding” shall mean any threatened, pending or completed action, hearing, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, whether civil, criminal, arbitrative, administrative or investigative (including, without limitation, any action, suit, or proceeding by or in the right of the Bank to procure a judgment in its favor) and whether formal or informal, arising by reason of the fact that the Officer is or was an Agent or by reason of anything done or not done by the Officer in his capacity as an Agent.

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     SECTION 2. Service as an Officer. The Officer agrees to serve as an officer of the Bank so long as he is duly appointed and qualified in accordance with the applicable provisions of the charter and bylaws of the Bank and the Federal Home Loan Bank Act and the rules and regulations promulgated thereunder and until such time as he resigns or is removed from his position or is disqualified to continue in his position (subject to any other contractual obligation or other obligation imposed by operation of law). The Bank shall have no obligation under this Agreement to continue the Officer in any position.
     SECTION 3. Indemnification. The Bank shall, to the fullest extent permitted by applicable law and regulations, indemnify the Officer whenever he is or becomes a party, whether as a plaintiff acting with the approval of the Board, or as a defendant, or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding, including without limitation any Proceeding brought by or in the right of the Bank, against all Liabilities, loss, and Expenses actually and reasonably incurred or suffered by him in connection with any Proceeding if, as determined in accordance with Section 5, he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any Proceeding, had no reasonable cause to believe his conduct was unlawful, except such Liabilities and Expenses as a court of competent jurisdiction holds in a final, non-appealable judgment may not be indemnified against or are incurred because of (a) the Officer’s breach of his duty of loyalty to the Bank or its stockholders, (b) any act or omission by the Officer which involves willful misconduct or knowing violation of the criminal law, or (c) any transaction from which the Officer derived any improper personal benefit. No initial finding by the Board or its counsel, Independent Counsel, arbitrators, or the stockholders of the Bank shall be effective to deprive the Officer of the protection of this indemnity, nor shall a court to which the Officer may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it, as it is intended that the Officer shall be paid promptly by the Bank all amounts necessary to effectuate the foregoing indemnity in full. The rights of indemnification of the Officer provided under this Agreement shall include, without limitation, those rights set forth in Sections 4, 7, and 8 below.
     SECTION 4. Advancement of Expenses. All reasonable Expenses incurred by or on behalf of the Officer in defending a Proceeding, whether prior to or after final disposition of a Proceeding (including without limitation any Proceeding brought by or in the right of the Bank), shall be advanced by the Bank to the Officer within 10 Business Days after the receipt by the Secretary of the Bank of (a) a written affirmation by the Officer of his good faith belief that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any Proceeding, had no reasonable cause to believe his conduct was unlawful and (b) a written undertaking by or on behalf of the Officer to repay all amounts paid or reimbursed only if it shall ultimately be determined that he is not entitled to be indemnified by the Bank. The Officer’s entitlement to advancement of Expenses shall include Expenses incurred in connection with any Proceeding that seeks a determination, adjudication, or award in arbitration pursuant to this Agreement. The Officer shall not be required to repay any amounts paid or reimbursed by the Bank until a final, non-appealable determination has been made that the Officer is not entitled to be indemnified by the Bank. The requests under this Section 4 shall reasonably evidence the Expenses incurred by the Officer in connection therewith. The undertaking required by clause (b) of this Section 4 (i) shall be an unlimited

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general obligation of such person, (ii) need not be secured, and (iii) shall be accepted without reference to financial ability of the Officer to make repayment. Notwithstanding any other provision in this Agreement, to the extent that the Officer has been successful on the merits or otherwise in defense of any Proceeding, the Officer shall be indemnified against, and entitled to reimbursement of, all Expenses actually and reasonably incurred by the Officer in connection therewith.
     SECTION 5. Procedure for Determination of Entitlement to Indemnification.
          (a) Whenever the Officer believes that he is entitled to indemnification pursuant to this Agreement, the Officer shall submit a written request for indemnification to the Secretary of the Bank. The request shall include all documentation or information necessary for the determination of entitlement to indemnification that is reasonably available to the Officer. Determination of the Officer’s entitlement to indemnification shall be made by the Board or Independent Counsel not later than 30 Business Days after the date on which a written request from the Officer was received by the Secretary of the Bank. The Secretary of the Bank shall, promptly upon receipt of the Officer’s request for indemnification, advise the Board in writing that the Officer has made such a request for indemnification.
          (b) The determination that indemnification of the Officer is proper in the circumstances shall be made (i) by the Board by a majority vote of a quorum of the Disinterested Directors or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of Disinterested Directors so directs, by Independent Counsel selected by the Board, which Independent Counsel shall make the required determination in a written opinion, a copy of which shall be furnished to the Bank, the Officer, and each member of the Board.
     The Bank agrees to bear all Expenses actually and reasonably incurred by the Officer and all Expenses actually incurred by the Bank in connection with the Officer’s successfully establishing his right to indemnification or advancement of Expenses, in whole or in part.
     SECTION 6. Presumption and Effect of Certain Proceedings. Upon making a request for indemnification, the Officer shall be presumed to be entitled to indemnification under this Agreement and advancement of Expenses in connection with any Proceeding, and the Bank shall have the burden of proof to overcome that presumption in reaching any contrary determination. No initial finding by the Board or by Independent Counsel shall be effective to deprive the Officer of the protection of this indemnity nor shall a court or other forum to which the Officer may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. If the person or persons empowered to make the determination shall have failed to make the requested determination within 30 Business Days after the date on which a written request from the Officer was received by the Secretary of the Bank, the required determination of entitlement to indemnification shall be deemed to have been made and the Officer shall be absolutely entitled to indemnification and advancement of Expenses in connection with any Proceeding under this Agreement, absent (i) misrepresentation by the Officer of a material fact in the request for indemnification or advancement of Expenses in connection with any Proceeding or (ii) a specific finding that all or any part of such indemnification or advancement of Expenses in connection with any Proceeding is expressly

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prohibited by law or this Agreement. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Bank or (ii) with respect to any Proceeding, had reasonable cause to believe that his conduct was unlawful.
     SECTION 7. Remedies of the Officer in Cases of Determination Not To Indemnify or To Advance Expenses.
          (a) In the event that (i) the Bank denies the Officer’s written claim for indemnification, (ii) the Bank has not paid in full within 10 Business Days after the requirements for the advancement of Expenses set forth in this Agreement have been satisfied, (iii) the Bank has not paid an indemnification claim in full within 10 Business Days after the Board or court determines that indemnification of the Officer is proper, or (iv) the Officer otherwise seeks enforcement of this Agreement, the Officer may at any time thereafter apply to any court of competent jurisdiction for an order directing the Bank to provide indemnification or to make an advancement of Expenses.
          (b) If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that the Officer is entitled to indemnification or advancement of Expenses or both, the Bank shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by the Officer or (ii) a specific finding (by a court of competent jurisdiction that has become final) that all or any part of such indemnification is expressly prohibited by law.
          (c) The Bank shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding, and enforceable. The Bank shall stipulate in any court or before any arbitrator that the Bank is bound by all the provisions of this Agreement.
          (d) All Expenses actually and reasonably incurred by the Officer in connection with his request for indemnification under, seeking enforcement of, or recovery of damages for breach of this Agreement shall be borne and advanced by the Bank.
     SECTION 8. Other Rights to Indemnification. The Officer’s rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Officer may now or in the future be entitled under applicable law, the charter or bylaws of the Bank, agreement, vote of directors or members, insurance or other financial arrangements of the Bank with respect to the matters that are the subject of this Agreement, or otherwise.
     SECTION 9. Limitations on Indemnity. The Bank shall not be liable under this Agreement to make any payment to the Officer to the extent that the Officer has already been reimbursed pursuant to such liability insurance as the Bank may maintain for the Officer’s benefit. Notwithstanding the availability of such insurance, the Officer also may claim indemnification from the Bank pursuant to this Agreement by assigning to the Bank any claims

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under such insurance to the extent the Officer is paid by the Bank. The Officer shall reimburse the Bank for any sums he receives as indemnification from other sources to the extent of any amount paid to the Officer for that purpose by the Bank. In addition to the foregoing limitation, except as otherwise expressly provided in this Agreement, in connection with all or any part of a Proceeding that is initiated or maintained by, against, or on behalf of the Officer, or any Proceeding by the Officer against the Bank or any of its Agents, the Bank shall not be liable under this Agreement to make any payment to the Officer in connection with any such Proceeding, unless such payment is expressly required to be made under applicable law, was authorized by a majority of the Disinterested Directors or is provided by the Bank, in its sole discretion, pursuant to the powers vested in the Bank under applicable law.
     SECTION 10. Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as the Officer shall be subject to any possible Proceeding by reason of the fact that he is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of the Agreement, except that the Agreement may be terminated or withdrawn by the Bank upon 90 days’ prior written notice to the Officer, but then only as to Proceedings arising out of acts taken or failed to be taken more than 90 days after such notice is actually received by the Officer. If this Agreement is terminated or withdrawn, the Officer shall nevertheless be fully entitled to the indemnification provided by this Agreement as to all actions taken or failed to be taken prior to the expiration of such 90 days. This Agreement shall be binding upon the Bank and its successors and assigns and shall inure to the benefit of the Officer and his spouse, assigns, heirs, devisees, executors, administrators, and other legal representatives whether or not the Officer has ceased to be an officer of the Bank. The Bank shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the Bank’s business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.
     SECTION 11. Severability. If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.
     SECTION 12. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against which enforceability is sought need be produced to evidence the existence of this Agreement.
     SECTION 13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Officer to the fullest extent now or hereafter permitted by law.

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     SECTION 14. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.
     SECTION 15. Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
     SECTION 16. Notice and Defense of Claims. The Officer agrees to notify the Bank promptly in writing upon being notified of any matter that may be subject to indemnification or advancement of Expenses hereunder or upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification or advancement of Expenses hereunder, whether civil, criminal, administrative, or investigative; but the omission to notify the Bank will not relieve the Bank from any obligation it may have to indemnify the Officer if such omission does not prejudice the Bank’s rights, and, if such omission does prejudice the Bank’s rights, it will relieve the Bank from any obligation to indemnify the Officer only to the extent of such prejudice; nor will such omission relieve the Bank from any obligation it may have to the Officer other than under this Agreement. With respect to any Proceeding about which the Officer notifies the Bank:
          (a) The Bank will be entitled to participate in the Proceeding at its own expense.
          (b) Except as otherwise provided below, the Bank jointly with any other indemnifying party similarly notified will be entitled to assume the defense of any or all of the Proceeding, with counsel reasonably satisfactory to the Officer. After notice from the Bank to the Officer of its election to assume the defense of any or all of the Proceeding, the Bank will not be liable to the Officer under this Agreement for any Expenses subsequently incurred by the Officer in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided in clauses (i), (ii), and (iii) below.
          (i) The Officer shall have the right to employ his own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Bank of its assumption of the defense in such Proceeding shall be at the expense of the Officer unless (A) the employment of counsel by the Officer has been authorized by the Bank, (B) the Officer shall have reasonably concluded that (1) there is a conflict of interest between the Bank and the Officer in the conduct of the defense of the Proceeding, (2) there is a conflict of interest between the Officer and the other officers being represented by a law firm s set forth in clause (ii) below, or (3) counsel is not adequately representing the Officer, or (C) the Bank shall not in fact have employed counsel to assume the defense in such Proceeding, in each of which cases the fees and expenses of the Officer’s counsel shall be at the expense of the Bank. The Bank shall not be entitled to assume the defense of any Proceeding as to which the Officer shall have

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reasonably made the conclusion provided for in clauses (B)(1) and (B)(2) of the immediately preceding sentence.
          (ii) If (A) the Officer together with a majority of all officers of the Bank that are a party to the Proceeding or any similar Proceeding in respect of which indemnification or advancement of Expenses is being sought by any of such officers are able to agree on the selection of a law firm or a member of a law firm, the Bank will pay the fees and expenses of such law firm or (B) the Officer is the only officer of the Bank that is a party to a Proceeding in respect of which indemnification or advancement of Expenses is being sought by an officer of the Bank, the Officer may select a law firm or a member of a law firm and the Bank will pay the fees and expenses of such law firm; provided, however, the Officer agrees that to the extent that the Officer is added as a party to a Proceeding to which another officer of the Bank has already selected a law firm or a member of a law firm, the Officer may choose to be represented by such law firm as well and the Bank will pay the fees and expenses of such law firm but if the Officer chooses to be represented by other counsel the fees and expenses of such other counsel shall be at the expense of the Officer.
          (iii) If the Bank or the Bank’s counsel shall determine that separate counsel should be retained by the Officer, the Officer will retain such separate counsel, and the Officer agrees that the Bank’s counsel may continue to represent the Bank in all matters.
          (c) The Bank shall not be liable to indemnify the Officer under this Agreement for any amounts paid in settlement of any action or claim effected without the Bank’s written consent. The Bank shall not settle any action or claim in any manner that would impose any penalty or limitation on the Officer without the Officer’s prior written consent. Neither the Bank nor the Officer will unreasonably withhold consent to any proposed settlement.
     SECTION 17. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Officer in whole or part, the Bank shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Bank pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty, or criminal conduct on the part of the Officer, contribute to the payment of the Officer’s Expenses and Liabilities to the extent that, after other contributions are taken into account, such Expenses and Liabilities exceed 5% of the aggregate cash compensation paid to the Officer for serving as an officer of the Bank during the 12 months preceding the commencement of the Proceeding.
     SECTION 18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

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(a)	If to the Officer, to: Terry Smith 617 Swan Drive Coppell, TX 75019-4170

(b)	If to the Bank, to: Federal Home Loan Bank of Dallas 8500 Freeport Parkway South, Suite 600 Irving, Texas 75063 Attention: Secretary

With a copy to (which shall not constitute notice): Federal Home Loan Bank of Dallas 8500 Freeport Parkway South, Suite 600 Irving, Texas 75063 Attention: General Counsel
or to such other address as may have been furnished to either party by the other pursuant to this Section 18.
     SECTION 19. Subrogation. The Bank shall be subrogated to the rights of the Officer against third parties in respect of which (and to the extent) payments of Expenses are made by the Bank hereunder for the benefit of the Officer.
     SECTION 20. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and, to the extent state law may be applicable, the laws of the State of Texas.
     SECTION 21. Amendment and Restatement. This Agreement amends and restates in its entirety the Prior Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK:			OFFICER:

FEDERAL HOME LOAN BANK OF DALLAS			TERRY SMITH

By:	/s/ Brehan Chapman		Signature:	/s/ Terry Smith

	Name: Title:	Brehan Chapman Corporate Secretary

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